   As filed with the Securities and Exchange Commission on October 21, 1998
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   --------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    -------
                             PLAINS RESOURCES INC.
            (Exact name of registrant as specified in its charter)

          DELAWARE                                      13-2898764
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                             500 DALLAS, SUITE 700
                             HOUSTON, TEXAS 77002
                                (713) 654-1414
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                             MICHAEL R. PATTERSON
                      VICE PRESIDENT AND GENERAL COUNSEL
                             PLAINS RESOURCES INC.
                             500 DALLAS, SUITE 700
                             HOUSTON, TEXAS 77002
                                (713) 654-1414
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copy to:
                                JOHN A. WATSON
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                (713) 651-5151
                                ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X].

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statements for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                                 PROPOSED MAXIMUM          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                     AMOUNT TO BE      OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE       AMOUNT OF
SECURITIES TO BE REGISTERED                 REGISTERED                 (1)                       (1)               REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share    6,950,000 shares           $  17.35                $120,582,500               $35,572
===================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low per shares sales prices of Common Stock as reported by the American Stock Exchange on October 15, 1998, which was $17.35.


 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER
BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==================================================================================================================================

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1998


PROSPECTUS

                    [LOGO OF PLAINS RESOURCES APPEARS HERE]

                                 COMMON STOCK

                               6,950,000 SHARES

                                --------------

     This prospectus relates to the offer and sale of up to 6,950,000 shares of Plains Resources Inc. common stock by some of our stockholders. Such shares of common stock are not currently outstanding, but may be issued in the future upon conversion of our Series E preferred stock by the selling stockholders.We will not receive any proceeds from the sale.

     Our common stock is traded on the American Stock Exchange under the symbol "PLX." The closing price on October 15, 1998, as reflected on the American Stock Exchange was $17.35 per share.

                                ---------------

 FOR INFORMATION CONCERNING CERTAIN RISKS RELATING TO AN INVESTMENT IN PLAINS
      RESOURCES INC. COMMON STOCK SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ---------------


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ---------------


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND WE MAY CHANGE IT. OUR STOCKHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES. IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THEY DO NOT PERMIT THE OFFER OR SALE.




__, 1998

                               TABLE OF CONTENTS

ABOUT PLAINS RESOURCES INC.................................................... 2

RISK FACTORS.................................................................. 3

SELLING STOCKHOLDERS.......................................................... 6

PLAN OF DISTRIBUTION.......................................................... 8

WHERE YOU CAN FIND MORE INFORMATION........................................... 9

LEGAL MATTERS.................................................................10

EXPERTS.......................................................................10

RESERVE ENGINEERS.............................................................10


                          ABOUT PLAINS RESOURCES INC.

     Plains Resources Inc. is an independent energy company.

     Our upstream business consists of acquiring, exploiting and developing, exploring for and producing crude oil and natural gas. We focus our upstream activities in the Los Angeles Basin and the Arroyo Grande Field in California, the Sunniland Trend in southern Florida and the Illinois Basin in southern Illinois. We consider these to be the three core areas of our upstream business.

     Our midstream business consists of transporting crude oil by pipeline and crude oil terminalling, storage, gathering and marketing. Our midstream activities are concentrated in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico. Our major midstream assets consist of the:

     .    All American Pipeline, a crude oil pipeline extending from California to West Texas,
     .    San Joaquin Valley Gathering System, a 45 mile gathering system in
            California, and
     .    Cushing Terminal, a 2 million barrel crude oil terminalling and storage facility in Oklahoma.

     The address of the principal executive offices of Plains Resources Inc. is 500 Dallas Street, Suite 700, Houston, Texas 77002. Its telephone number is
(713) 654-1414.


PROPOSED PUBLIC OFFERING OF LIMITED PARTNERSHIP UNITS

     On September 23, 1998, Plains All American Pipeline, L.P. filed a registration statement on Form S-1. Plains All American Pipeline, L.P. is one of our wholly-owned subsidiaries. The Registration Statement relates to the proposed sale by Plains All American Pipeline, L.P. of limited partnership interests. We formed Plains All American Pipeline, L.P. to acquire, own and operate our midstream crude oil business and assets.

     Approximately 12,800,000 Common Units (representing an aggregate ownership of 42.6% in Plains All American Pipeline, L.P.) will be included in the proposed offering (excluding approximately 1,900,000 Common Units subject to the underwriters' over-allotment option). When the offering is completed, we will continue to own a 57.4% aggregate interest in Plains All American Pipeline, L.P. (or 51% if the underwriters' over-allotment option is exercised). We intend to use the proceeds of the offering to repay indebtedness and for general corporate purposes.

     You may obtain a copy of Plains All American Pipeline, L.P.'s registration statement from the SEC or from us in the manner described under "Where You Can Find More Information" beginning on Page 9 of this prospectus.

                                 RISK FACTORS

     You should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus, in evaluating whether to invest in our shares.

RISKS WE FACE IN OUR BUSINESS

Market Conditions and Volatility of Oil and Natural Gas Prices

     The revenues generated by our upstream and midstream operations depend on crude oil and natural gas prices and demand. Prices for crude oil and natural gas have fluctuated widely and are likely to continue to do so. Oil and natural gas prices depend on many factors beyond our control. These factors include seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. In our upstream business, decreases in the prices of oil and natural gas have sometimes adversely affected the carrying value of our proved reserves and our revenues, profitability and cash flow.

     We use certain risk management techniques to reduce the effects of such price volatility. These price risk management techniques cannot, however, eliminate all price risks. They may also expose us to the risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase or deliver the contracted quantities of crude oil, or a sudden, unexpected event materially impacts oil or natural gas prices. These techniques may also restrict our ability to benefit from unexpected increases in oil and natural gas prices.

Effects of Leverage

     As of June 30, 1998, our total long-term debt and stockholders' equity were $342 million and $137 million, respectively. On a pro forma basis for our acquisition of the All American Pipeline and San Joaquin Gathering System which closed in July 1998, as of June 30, 1998, our total long-term debt and stockholders' equity were $642 million and $137 million, respectively. In addition, we may incur additional indebtedness under our credit facilities. Our level of indebtedness will have several important effects on our future operations. A substantial portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness and will not be available for other purposes. We are required by covenants contained in our debt obligations to meet certain financial tests. Our ability to borrow additional funds or to dispose of assets is also limited by these covenants. These covenants may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities. They may also impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes. Moreover, future acquisition and exploitation activities may require us to issue additional securities, which could dilute the ownership of Plains Resources Inc. by existing stockholders.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will depend on our future performance, which is subject to many factors beyond our control. We cannot assure you that our business will continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. We cannot assure you that any refinancing would be possible or that any additional financing could be obtained.

Government Regulation

     We must comply with many federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of crude oil and natural gas. We must also comply with extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment and other environmental protections. Some of our properties are located in environmentally sensitive areas that require special permits to conduct our operations. We cannot assure you that present or future regulation will not adversely affect our operations.

Competition

     The oil and natural gas industry is highly competitive. We compete with other companies for the acquisition, exploration, exploitation and development of oil and natural gas properties. We also compete for capital to finance these activities. Our competitors include companies that have more financial and personnel resources than we do. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to do business in a very competitive environment.

     Our All American Pipeline competes with foreign oil imports and other pipelines that serve the California market and the refining centers in the Midwest and on the Gulf Coast. A new pipeline connecting the San Joaquin Valley to refinery markets in the Los Angeles basin area is currently under construction by a third party. The new pipeline is expected to be completed in 1999. We expect that some of the crude oil currently transported east on the All American Pipeline may be redirected to Los Angeles on such pipeline.

     We also face intense competition in our terminalling and storage activities and our gathering and marketing activities. Our competitors include other crude oil pipelines, the major integrated oil companies, their marketing affiliates and independent gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Some of these competitors have capital resources many times greater than ours and control substantially greater supplies of crude oil.

Operating Hazards and Uninsured Risks

     We are subject to all of the normal risks of our industry. These include blowouts, cratering, oil spills, pipeline leaks and fires. These events could result in personal injuries and damage to our oil and natural gas wells, production facilities, pipelines, storage facilities and other property. The relatively deep drilling we conduct from time to time involves increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable.

     Our operations in California include transporting crude oil by pipelines within the city of Los Angeles. These operations are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of the area.

     Although we maintain insurance coverage considered to be customary in the industry, we are not fully insured against some of these risks, including, in some cases, earthquake risk in California, either because the insurance is not available or because of high premium costs. A significant loss that is not fully covered by insurance could have a material adverse effect on our financial position.

PARTICULAR RISKS IN OUR UPSTREAM BUSINESS

Business Risks

     We must continually replace the oil and natural gas reserves that we produce or sell. Without successful drilling, acquisition or exploitation operations, our oil and natural gas reserves and revenues will decline.

     Drilling activities are subject to many risks, including the risk that no commercially viable oil or natural gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices or limitations in the market for products.

     Our decision to purchase, explore, exploit or develop an interest or property will depend in part on our evaluation of data we obtain through geophysical and geological analyses and engineering studies. The results of these analyses and studies are often inconclusive or subject to varying interpretations.

     The availability of a ready market for our oil and natural gas production also depends on a many factors. These include the demand for and supply of oil and natural gas and the proximity of our wells to pipelines or trucking and terminal facilities.

     Substantially all of our California crude oil and natural gas production and Illinois Basin crude oil production are transported by pipelines owned by third parties. The inability or unwillingness of these pipelines to provide transportation services to us for a reasonable fee could cause us to seek transportation alternatives. The alternatives could increase our transportation costs or involuntarily curtail a significant portion of our crude oil and natural gas production.

Uncertainties in Estimating Reserves and Future Net Cash Flows

     There are many uncertainties in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. Many of these factors are beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate depends on the quality of available data and on engineering and geological interpretation and judgment. All reserve estimates are to some degree speculative. The quantities of crude oil and natural gas that we ultimately recover, our future production and operating costs, the amount and timing of our future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in the estimation process.

     Different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The Present Value of Proved Reserves and Standardized Measure incorporated by reference in this prospectus represent estimates only. You should not assume that these represent the current market value of our estimated oil and natural gas reserves.

     The information we have incorporated by reference includes revisions of certain reserve estimates for proved properties included in the preceding year's estimates. Those revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of the properties resulting from changes in product prices. Any downward revisions could adversely affect our financial condition, the borrowing base under our revolving credit facility, our future prospects and the market value of our securities.

PARTICULAR RISKS IN OUR MIDSTREAM BUSINESS

Dependence of Pipeline Upon Crude Oil Supply

     Our All American Pipeline depends on an adequate supply of crude oil from fields located offshore and onshore California. Production from the Santa Ynez and Point Arguello fields located offshore California represents a significant portion of our midstream gross margin, which is the amount by which our revenues exceed our costs of sales and operations. Volumes received from these two fields have declined from a daily average of 152,000 barrels in 1995 to a daily average of 97,000 barrels for the first six months of 1998. We expect that there will continue to be natural declines in production from each of these fields. To offset this, we must obtain additional supply from increased production from California producers, pursue an aggressive lease gathering program in the San Joaquin Valley and make additional connections with other California crude oil pipelines. We cannot assure you that production of crude oil in California, volumes gathered or connections with other pipelines will increase enough to cause a material increase in usage rates on our pipelines.

     Our profitability from our gathering and marketing activities depends largely on the volumes of crude oil we purchase in bulk at major pipeline terminal points and the volumes we gather at the wellhead. To maintain our volumes of crude oil purchased, we must continually contract for new supplies of crude oil in amounts sufficient to offset transportation volumes that we lose because of natural declines in crude oil production from depleting wells or volumes lost to competitors.

     Replacement of lost volumes of crude oil is particularly difficult when production is low and competition to gather available production is intense. Generally, because producers experience inconveniences in switching crude oil purchasers (such as delays in receipt of proceeds while awaiting the preparation of new division orders), producers typically do not change purchasers on the basis of minor variations in price. We may experience difficulty in acquiring crude oil at the wellhead in areas where there are existing relationships between producers and other gatherers and purchasers of crude oil.

     Sustained low crude oil prices could lead to a decline in drilling activity and production levels or the shutting-in or abandonment of marginal wells. If production levels decline, then we may experience lower margins as competition for available crude oil intensifies. In addition, a sustained depression in crude oil prices could result in the bankruptcy of certain producers. Although bankruptcy proceedings are not likely to terminate production from oil wells, they may disrupt purchasing arrangements and have other adverse consequences. On the other hand, sustained high crude oil prices can limit our volume of crude oil purchases if sufficient credit support for our activities is unavailable.

Reduced Demand Could Affect Shipments on the All American Pipeline

     Our midstream business depends in part on demand for crude oil (in particular, California crude oil) in the geographic areas served by the All American Pipeline. It also depends on the ability and willingness of shippers to use the All American Pipeline to satisfy that demand. Demand for crude oil could be reduced by future adverse economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices.


                             SELLING STOCKHOLDERS

     The selling stockholders are the holders of the our Series E preferred stock. The selling stockholders include transferees, donees, pledgees or other successors selling shares received from a selling stockholder named below after the date of this prospectus. The selling stockholders bought 170,000 shares of our preferred stock in July 1998. They acquired another 2,824 shares of our preferred stock on October 1, 1998, because we chose to pay dividends in additional shares of our preferred stock rather than cash. The selling stockholders may acquire more shares of our Series E preferred stock if we choose to pay future dividends as additional shares of preferred stock.

     The selling stockholders may acquire the common stock offered by this prospectus if they convert their preferred stock into common stock. As of October 1, 1998, they have the right to convert each share of the preferred stock into 27.78 shares of our common stock. As of October 1, 1998, if the selling stockholders converted all of their preferred stock into common stock, they would own approximately 4,801,000 shares of our common stock which represents 22% of our common stock currently outstanding. Any additional shares of preferred stock they receive as dividends may also be converted into common stock.

     The selling stockholders may also acquire the common stock offered by this prospectus if we exchange shares of our common stock for the preferred stock. We have the right to do so under certain circumstances.

     We have the option to redeem the preferred stock after March 31, 1999. The redemption price is initially 110% of the stated value of $500 per share. That percentage declines over time. On July 30, 2012, we must redeem each outstanding share of Series E preferred stock for $500 per share.

     The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by each selling stockholder as of October 1, 1998, and the number of shares of common stock which may be offered by each selling stockholder pursuant to this prospectus. For purposes of estimating the number of shares of common stock to be offered in this prospectus, we have assumed that the selling stockholders could receive stock dividends after October 1, 1998, of up to 77,376 shares of Series E preferred stock which would be convertible into 2,149,000 shares of common stock.
However, since we are unable to predict whether any stock dividends of Series E preferred stock will be distributed in the future, we are unable to predict the number of shares of common stock which will be beneficially owned by each selling stockholder from time to time during the offering under this prospectus. Any and all of the shares listed below may be offered for sale by a selling stockholder from time to time and therefore we are unable to estimate the number of shares that will be beneficially owned by each selling stockholder upon termination of this offering. The table also sets forth information regarding any position, office or any other material relationship which any selling stockholder had with us within the past three years.

                                                                            SHARES TO BE                OFFICE, POSITION OR
                                                       SHARES OWNED       OFFERED PURSUANT               RELATIONSHIP WITH
NAME OF SELLING STOCKHOLDER                           AS  OF 10/1/98     TO THIS PROSPECTUS               PLAINS RESOURCES
---------------------------                           --------------     ------------------               ----------------
EnCap Energy Capital Fund III , L.P.                      599,801              868,341
--------------------------------------------------------------------------------------------------------------------------
EnCap Energy Capital Fund III-B, L.P.                     453,607              656,693
-------------------------------------------------------------------------------------------------------------------------
Energy Capital Investment Company PLC                     211,794              306,618
-------------------------------------------------------------------------------------------------------------------------
BOCP Energy Partners, L.P.                                146,759              212,466
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  Table continued on next page

                                                                            SHARES TO BE                OFFICE, POSITION OR
                                                       SHARES OWNED       OFFERED PURSUANT               RELATIONSHIP WITH
NAME OF SELLING STOCKHOLDER                           AS  OF 10/1/98     TO THIS PROSPECTUS               PLAINS RESOURCES
---------------------------                           --------------     ------------------               ----------------
Arbco Associates, L.P.                                    734,502              134,912                        (1)
-------------------------------------------------------------------------------------------------------------------------
Kayne Anderson Non-Traditional Investments, L.P.          705,128              122,647                        (1)
-------------------------------------------------------------------------------------------------------------------------
Offense Group Associates, L.P.                            862,976              122,647                        (1)
-------------------------------------------------------------------------------------------------------------------------
Opportunity Associates, L.P.                              270,403               57,235                        (1)
-------------------------------------------------------------------------------------------------------------------------
Kayne Anderson Offshore Limited                            64,191               32,706                        (1)
-------------------------------------------------------------------------------------------------------------------------
Glacier Water Services, Inc.                               84,718              122,647                        (1)
-------------------------------------------------------------------------------------------------------------------------
North Pointe                                               56,478               81,765                        (1)
-------------------------------------------------------------------------------------------------------------------------
Queensway International Indemnity Group                    28,239               40,882                        (1)
-------------------------------------------------------------------------------------------------------------------------
Kayne Anderson Energy Fund, L.P.                          919,187            1,330,721                        (1)
-------------------------------------------------------------------------------------------------------------------------
Richard Kayne                                              65,714               87,897                        (1)
-------------------------------------------------------------------------------------------------------------------------
John Anderson                                              56,478               81,765                        (1)
-------------------------------------------------------------------------------------------------------------------------
Robert Sinnott                                             67,972               40,882                    Director (1)
-------------------------------------------------------------------------------------------------------------------------
Howard Zelikow                                             30,739               40,882                        (1)
-------------------------------------------------------------------------------------------------------------------------
Cheri Targoff and Richard Kayne, Trustees                  49,535               57,235                        (1)
-------------------------------------------------------------------------------------------------------------------------
Hallco, Inc.                                               46,595               67,456
-------------------------------------------------------------------------------------------------------------------------
Ken Iscol                                                  28,239               40,882
-------------------------------------------------------------------------------------------------------------------------
Daniel O. Conwill, IV                                       5,648                8,176
-------------------------------------------------------------------------------------------------------------------------
RH Newman, Trustee                                         34,884               14,309
-------------------------------------------------------------------------------------------------------------------------
Gregory S. Reid                                             5,648                8,176
-------------------------------------------------------------------------------------------------------------------------
David B. Heller                                            28,239               40,882
-------------------------------------------------------------------------------------------------------------------------
Howard Krane Foundation                                     5,648                8,176
-------------------------------------------------------------------------------------------------------------------------
RHN Corporation                                            27,591               32,706
-------------------------------------------------------------------------------------------------------------------------
David Mattenson P/S Trust                                  11,296               16,353
-------------------------------------------------------------------------------------------------------------------------
David & Heather Glickman                                    5,648                8,176
-------------------------------------------------------------------------------------------------------------------------
J. Roderick MacArthur Foundation                          108,366              130,824
-------------------------------------------------------------------------------------------------------------------------
CM & RH Newman Charitable Trust                            11,296               16,353
-------------------------------------------------------------------------------------------------------------------------
Auer & Co.                                                 42,091               32,706
-------------------------------------------------------------------------------------------------------------------------
Intermatic, Inc.                                           95,366              130,824
-------------------------------------------------------------------------------------------------------------------------
MRMB Charitable Remainder Trust                            16,944               24,529
-------------------------------------------------------------------------------------------------------------------------
DM Kinney P/S Trust                                        26,944               24,529
-------------------------------------------------------------------------------------------------------------------------
Circle of Service Foundation                                5,648                8,176
-------------------------------------------------------------------------------------------------------------------------
Brien M. O'Brien                                            1,412                2,044
-------------------------------------------------------------------------------------------------------------------------
Comer Foundation                                          100,478               81,765
-------------------------------------------------------------------------------------------------------------------------
Arnold & Ellen Rissman                                     26,944               24,529
-------------------------------------------------------------------------------------------------------------------------
Betty A. Schermer, Trustee                                 47,591               32,706
-------------------------------------------------------------------------------------------------------------------------
Lloyd G. Schermer, Trustee                                 32,591               32,706
-------------------------------------------------------------------------------------------------------------------------
Strome Partners L.P.                                      536,242              178,574                        (2)
-------------------------------------------------------------------------------------------------------------------------
Strome Susskind Hedgecap Fund, L.P.                       374,794              170,439                        (2)
-------------------------------------------------------------------------------------------------------------------------
Strome Offshore Limited                                   655,416              218,271                        (2)
-------------------------------------------------------------------------------------------------------------------------
Sandpiper & Co.                                           310,631              449,706
-------------------------------------------------------------------------------------------------------------------------
Marine Crew & Co.                                         141,196              204,412
-------------------------------------------------------------------------------------------------------------------------
Royter & Co.                                               56,478               81,765
-------------------------------------------------------------------------------------------------------------------------
                                                                                                   Table continued on next page

                                                                            SHARES TO BE                OFFICE, POSITION OR
                                                       SHARES OWNED       OFFERED PURSUANT               RELATIONSHIP WITH
NAME OF SELLING STOCKHOLDER                           AS  OF 10/1/98     TO THIS PROSPECTUS               PLAINS RESOURCES
---------------------------                           --------------     ------------------               ----------------
Sawtooth Partners, L.P.                                    79,070              114,471
-------------------------------------------------------------------------------------------------------------------------
Sawtooth Offshore Limited                                  16,944               24,529
-------------------------------------------------------------------------------------------------------------------------
Polaris Prime Small Cap Value, L.P.                        28,239               40,882
-------------------------------------------------------------------------------------------------------------------------
William M. Hitchcock                                      470,312               81,765                     Director
-------------------------------------------------------------------------------------------------------------------------
Symonds Trust Co. Ltd.                                     76,556               16,353                        (3)
-------------------------------------------------------------------------------------------------------------------------
Tom H. Delimitros                                          42,882                2,044                     Director
-------------------------------------------------------------------------------------------------------------------------
John H. Lollar                                             40,069                4,088                     Director
-------------------------------------------------------------------------------------------------------------------------
Gary C. Comer                                              73,278               81,765
-------------------------------------------------------------------------------------------------------------------------
Grant E. Schermer                                          28,344               24,529
-------------------------------------------------------------------------------------------------------------------------
Douglas M. Kinney                                          22,296               16,353
-------------------------------------------------------------------------------------------------------------------------
Stephen Hassengeld Trust                                   16,944               24,529
-------------------------------------------------------------------------------------------------------------------------
Strome Hedgecap Limited                                    64,751               29,599                        (2)
-------------------------------------------------------------------------------------------------------------------------


(1) These selling stockholders are affiliates or clients of Kayne Anderson Investment Management Inc. Robert Sinnott is Vice
 President of Kayne Anderson. Collectively, such selling stockholders beneficially own 3,996,260 shares of common stock, which is approximately 21.5% of our common stock.  Messrs. Anderson, Sinnott and Zelikow disclaim beneficial ownership of shares owned by other affiliates and clients of Kayne Anderson.

(2) These selling stockholders are affiliates of Strome Susskind Investment Management L.P.  Affiliates of
 Strome Susskind beneficially own 1,631,203 shares of common stock, which is approximately 9.4% of our common stock.

(3) J. Taft Symonds, a Director of Plains Resources, is Chairman of the Board of Symonds Trust Co.


                             PLAN OF DISTRIBUTION

     We have been advised by the selling stockholders that the shares offered by this prospectus may be sold from time to time by or for the account of the selling stockholders pursuant to this prospectus or pursuant to Rule 144 under the Securities Act of 1933. Sales of shares pursuant to this prospectus may be made in the over-the-counter market, on the American Stock Exchange or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling stockholders). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

     The shares may be sold by any one or more of the following methods:

     . a block trade (which may involve crosses) in which the seller's broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

     . purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus

     . exchange distributions and/or secondary distributions in accordance with the rules of the American Stock Exchange

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers

     .    privately negotiated transactions

     .    through put or call options transactions

     .    through short sales

     If applicable law requires, we will add a supplement to this prospectus to disclose the following information about any particular offering:

     .    the specific shares to be sold

     .    the names of the selling stockholders

     .    the purchase prices and public offering prices

     . the names of any agent, dealer or underwriter making a sale of the shares

     .    any applicable commissions or discounts

     The selling stockholders may sell shares directly to other purchasers, through agents or through broker-dealers. Any selling agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions.

     The selling stockholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling stockholders and any such broker-dealers may be deemed to be underwriting discounts and commissions. We have been advised by each of the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with any agent, broker or dealer for the sale of the shares.

     Pursuant to the agreement relating to the purchase of our Series E preferred stock by the selling stockholders, we have agreed to indemnify each selling stockholder and any underwriter of the shares, as well as such underwriter's officers, partners and directors and each person controlling such underwriter, against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders have agreed to indemnify us and any underwriter of the shares, as well as such underwriter's officers, directors, and each person who controls such underwriter, against certain liabilities, including liabilities arising under the Securities Act of 1933.

     We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the Securities Exchange Commission or similar events.

     We will pay all costs and expenses incurred by us in connection with the registration of the sale of shares pursuant to this prospectus. We will not be responsible for any commissions, underwriting discounts or similar charges on sales of the shares.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-9808) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d)of the Securities Exchange Act of 1934:

     .    Annual Report on Form 10-K for the fiscal year ended December 31, 1997

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998

     . Current Report on Form 8-K filed August 11, 1998, as amended by Form 8-K/A filed September 23, 1998

     . The description of Plains Resources Inc. common stock contained in our Form 8-A filed February 2, 1990

     You may obtain a free copy of these filings by writing or telephoning our Investor Relations Department at the following address:
                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                           Telephone (713) 654-1414.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

     Michael R. Patterson, Esq., our general counsel, will issue an opinion for us about the legality of our common stock. Mr. Patterson beneficially owns 121,504 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of Plains Resources Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Plains Resources Inc. for the year ended December 31, 1997 and the consolidated financial statements of Wingfoot Ventures Seven, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated in this prospectus by reference to the Form 8-K/A of Plains Resources Inc. filed on September 23, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               RESERVE ENGINEERS

     We have incorporated by reference in this prospectus and in the registration statement information about our estimated proved reserves of oil and natural gas and estimates of future net revenues and present values of our reserves. Our independent petroleum engineers (Netherland, Sewell & Associates, Inc., H. J. Gruy and Associates, Inc., Ryder Scott Company, and System Technology Associates, Inc.) prepared that information. We incorporated that information by reference in reliance upon their authority as experts in petroleum engineering.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of estimated expenses incurred by the Company in connection with the Common Stock being registered hereby, other than underwriting discounts and commissions.

     Securities and Exchange Commission Registration Fee...    $ 35,572
     American Stock Exchange Listing Fees..................      17,500
     Legal Fees and Expenses...............................       5,000
     Accounting Fees and Expenses..........................       2,000
     Miscellaneous.........................................         928
                                                                -------
      Total................................................    $ 61,000
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Company's Second Restated Certificate of Incorporation provides that the Company shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of the Company's Second Restated Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

     Additionally, Article VIII of the Company's Bylaws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL"). The Bylaws generally follow the language of Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.

     Pursuant to Section 145 of the GCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

     The above discussion of the Company's Certificate of Incorporation and Bylaws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statute.

     We have entered into an employment agreement containing indemnification provisions with Mr. Greg L. Armstrong, our President and Chief Executive Officer. Pursuant to such agreement, we have agreed to indemnify and hold him harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his employment. The amount paid by the Company is reducible by the amount of insurance paid to or on his behalf with respect to any event giving rise to indemnification. His right to indemnification is to survive his death or termination of employment and the termination of his employment agreement. The Board has also authorized employment agreements with Mr. William C. Egg, Jr., our Executive Vice President and Chief Operating Officer - Upstream, and Mr. Harry N. Pefanis, our Executive Vice President -Midstream, which, as authorized, will have indemnification provisions substantially the same as Mr. Armstrong's agreement described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

          3.1 -- Second Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended December 31,
                   1995)

          3.2 -- Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

          3.3 -- Certificate of Designation, Preferences and Rights of Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 11,1998.

          4.1 -- Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company's Form S-1 Registration Statement (Reg. No. 33-33986)).

          4.2 -- Stock Purchase Agreement dated as of July 30, 1998, by and among the Company and the Purchasers named therein for the issuance of Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K filed on August 11, 1998).

          +5.1 --  Opinion of Michael R. Patterson, Esq.

         +23.1 --  Consent of Michael R. Patterson, Esq. (contained in
                   Exhibit 5).

         +23.2 -- Consent of PricewaterhouseCoopers LLP (relating to the consolidated financial statements of Plains Resources Inc.)

         +23.3 -- Consent of PricewaterhouseCoopers LLP (relating to the consolidated financial statements of Wingfoot Ventures Seven, Inc.)

         +23.4 --  Consent of Netherland, Sewell & Associates, Inc.

         +23.5 --  Consent of H.J. Gruy and Associates, Inc.

         +23.6 --  Consent of Ryder Scott Company.

         +23.7 --  Consent of System Technology Associates, Inc.

         +24.1 -- Powers of Attorney (included at page II-4 of this Registration Statement as originally filed).

+ Filed herewith.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in this prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael R. Patterson and Phillip D. Kramer, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.


                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of October, 1998.

                                  PLAINS RESOURCES INC.



                                  By:  /s/ Greg L. Armstrong
                                       ---------------------------------------------------
                                  Greg L. Armstrong, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on the 16th day of October, 1998.

                         SIGNATURE                                                          CAPACITY
                         ---------                                                          --------


      /s/ Greg L. Armstrong                                   President, Chief Executive Officer and Director
     ----------------------------------------                 (Principal Executive Officer)
          Greg L. Armstrong


      /s/ Tom H. Delimitros                                   Director
     ----------------------------------------
          Tom H. Delimitros


      /s/ Cynthia A. Feeback                                  Controller, Assistant Treasurer and Principal
     ----------------------------------------                 Accounting Officer (Principal Accounting Officer)
          Cynthia A. Feeback


       /s/ William M. Hitchcock                               Director
     ----------------------------------------
          William M. Hitchcock

      /s/ Phillip D. Kramer                                   Executive Vice President, Treasurer and Chief
     ----------------------------------------                 Financial Officer (Principal Financial Officer)
          Phillip D. Kramer




      /s/ Dan M. Krausse                                      Chairman of the Board and Director
     ----------------------------------------
          Dan M. Krausse


      /s/ John H. Lollar                                      Director
     ----------------------------------------
          John H. Lollar


      /s/ Robert V. Sinnott                                   Director
     ----------------------------------------
          Robert V. Sinnott


      /s/ J. Taft Symonds                                     Director
     ----------------------------------------
          J. Taft Symonds

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER
------
   3.1   --    Second Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the
               Company's Annual Report on Form 10-K for the year ended December 31, 1995).

   3.2   --    Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

   3.3   --    Certificate of Designation, Preferences and Rights of Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 11, 1998).

   4.1   --    Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company's Form S-1 Registration
               Statement (Reg. No. 33-33986)).

   4.2   --    Stock Purchase Agreement dated as of July 30, 1998 by and among the Company and the Purchasers named therein for the issuance of Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 2.3 of the
               Company's Current Report on Form 8-K filed on August 11, 1998).

 + 5.1   --    Opinion of Michael R. Patterson, Esq.

 +23.1   --    Consent of Michael R. Patterson, Esq. (contained in Exhibit 5).

 +23.2   --    Consent of PricewaterhouseCoopers LLP (relating to the consolidated financial statements of Plains Resources Inc.)

 +23.3   --    Consent of PricewaterhouseCoopers LLP (relating to the consolidated financial statements of Wingfoot Ventures Seven,
               Inc.)

 +23.4   --    Consent of Netherland, Sewell & Associates, Inc.

 +23.5   --    Consent of H.J. Gruy and Associates, Inc.

 +23.6   --    Consent of Ryder Scott Company.

 +23.7   --    Consent of System Technology Associates, Inc.

 +24.1   --    Powers of Attorney (included at page II-4 of this Registration Statement as originally filed).

________
+ Filed herewith